Exhibit 5.1

November 20, 2002

Board of Directors
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166

Ladies and Gentlemen:

         This firm has acted as counsel to Orbital Sciences Corporation, a Delaware corporation (the “Company”), and Orbital International, Inc., a Virginia corporation (the “Guarantor”), in connection with their Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission and relating to the proposed offering of up to $135,000,000 in aggregate principal amount of 12% Second Priority Secured Notes due August 15, 2006 (the “Exchange Notes”) Guaranteed by the Guarantor (the “Exchange Guarantee”) in exchange for up to $135,000,000 in aggregate principal amount of the Company’s outstanding 12% Second Priority Secured Notes due August 15, 2006 (the “Outstanding Notes”) Guaranteed by the Guarantor (the “Outstanding Guarantee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated August 22, 2002 (the “Indenture”), by and between the Company and U.S. Bank, N.A., including the form of Exchange Note to be issued pursuant thereto.

3.	An executed copy of the Outstanding Guarantee, dated August 22, 2002, endorsed on the Outstanding Notes by the Guarantor.

Board of Directors
Orbital Sciences Corporation
November 20, 2002

4.	The form of the Exchange Guarantee to be endorsed on the Exchange Notes by the Guarantor, as such form is set forth in the Indenture.

5.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on August 14, 2002 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	The By-laws of the Company, as amended, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

7.	Resolutions of the Board of Directors of the Company adopted at a meeting held on August 8, 2002 and resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on August 8, 2002, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes, the preparation and filing of the registration statement and arrangements in connection therewith.

8.	The Articles of Incorporation of the Guarantor, as amended, as certified by an Assistant Secretary of the Guarantor on the date here as being complete, accurate and in effect.

9.	The Bylaws of the Guarantor, as amended, as certified by an Assistant Secretary of the Guarantor on the date hereof as being complete, accurate and in effect.

10.	Certain resolutions of the Board of Directors of the Guarantor adopted by unanimous written consent dated as of August 9, 2002, as certified by an Assistant Secretary of the Guarantor on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance of the Exchange

Board of Directors
Orbital Sciences Corporation
November 20, 2002

Guarantee to be endorsed on the Exchange Notes in connection with the exchange of the Exchange Notes for the Outstanding Notes with the Outstanding Guarantee thereon and arrangements in connection therewith.

         In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and the contract law of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

         Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and the Exchange Guarantee has been duly authorized on behalf of the Guarantor and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes with the Outstanding Guarantee thereon in exchange for the Exchange Notes with the Exchange Guarantee thereon as specified in the resolutions of the Board of Directors of the Company and the Guarantor referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes and the Exchange Guarantee as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, and the Exchange Guarantee will constitute a valid and binding obligation of the Guarantor, enforceable in accordance with their terms.

Board of Directors
Orbital Sciences Corporation
November 20, 2002

         This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         The opinions expressed above shall be understood to mean only that if there is a default in performance of an obligation, (a) if a failure to pay or other damage can be shown and (b) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions elsewhere set forth in this opinion letter, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

         In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.